EXHIBIT 10.51

Greenwich Biosciences, Inc.

Amended and Restated Change in Control and Severance Benefit Plan

Participation Agreement

Tier 1

Name: Justin Gover

Section 1.Eligibility.

You have been designated as a Participant eligible to receive Severance Benefits under the Amended and Restated Greenwich Biosciences, Inc. Change in Control and Severance Benefit Plan (the “Plan”), a copy of which is attached as Exhibit A to this Participation Agreement (the “Participation Agreement”).

You will be eligible to receive the Severance Benefits set forth below if you meet all the eligibility requirements set forth in the Plan, including, without limitation, executing the required Release in the Company’s standard form (which, for the avoidance of doubt shall not require restrictive covenants but shall be without prejudice to any restrictive covenants contained in any other agreement you may have with any member of the Company Group as in effect immediately prior to your execution of this Participation Agreement) within such reasonable time period as may be required by the Company.  In connection with the Specified Transaction, the Company acknowledges and agrees that upon the Effective Time you will have the right to incur a CIC Termination under clause (ii)(1) of the definition of Resignation for Good Reason (as such term is defined in the Plan) and that, as a result, all of your rights and benefits in connection with such a CIC Termination shall be considered earned and vested as of the Effective Time and the Company will not take any action to reduce or eliminate such rights and benefits; provided, however, that by executing this Participation Agreement you have agreed to provide such co-operation and assistance as the Company may reasonably require in post-Specified Transaction integration activities, and accordingly any such resignation would not be capable of taking effect until the later of: (x) December 31, 2021; and (y) 180 days after the Change in Control, subject to you having provided the Board of Directors of the Company at least thirty (30) days’ notice prior to the effective date of any such resignation.

The Severance Benefits are in addition to the Change in Control Benefits to which you are also eligible for under the Plan, as described in Section 3(a) of the Plan.  Notwithstanding the schedule for provision of benefits as set forth below, the schedule and timing of payment of any Severance Benefits under this Participation Agreement is subject to any delay in payment that may be required under Section 5 of the Plan. Capitalized terms not explicitly defined in this Participation Agreement but defined in the Plan shall have the same definitions as in the Plan.

Section 2.Involuntary Termination. If you incur an Involuntary Termination or a RIF Termination, in either case that does not occur within the Change in Control Period, you shall receive the Severance Benefits set forth in this Section 2.

(a)Base Salary.  You shall receive payment of your Base Salary for 12 months (the “Base Salary Payment Period”).  The Base Salary will be paid to you in equal installments on the Company’s regular payroll schedule, subject to all standard deductions and withholdings, for a 12-month period commencing on the first payroll period following the effective date of your Release.  Notwithstanding the foregoing, the Plan Administrator, it its sole discretion, may determine to pay some or all of the Base Salary payments in one lump sum cash payment on or before the Short-Term Deferral Deadline.

(b)Payment of Continued Group Health Plan Benefits. If you are eligible for and timely elect continued group health plan continuation coverage under the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following your date of termination, the Company shall pay directly to the carrier the full amount of the COBRA premiums on behalf of you for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, until the earliest of (i) the end of the 12 month period following the date of your termination (the “COBRA Payment Period”), (ii) the expiration of your eligibility for the continuation coverage under COBRA, or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment.  Upon the conclusion of such period of insurance premium payments made by the Company, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period, if any.  For purposes of this Section, (1) references to COBRA shall be deemed to refer also to analogous provisions of state law and (2) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by you under a U.S. Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility.

Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the U.S. Public Health Service Act), then in lieu of paying COBRA premiums directly to the carrier on your behalf, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to (x) the value of your last monthly group health insurance premiums immediately prior to your Involuntary Termination or (y) the value of your last monthly COBRA premiums paid by the Company, as applicable (dependent on the time the Company makes such determination that it cannot pay the COBRA premiums directly) and in either case subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to your election of COBRA coverage or payment of COBRA premiums and without regard to your continued eligibility for COBRA coverage during the COBRA Payment Period.  Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.

Section 3.CIC Termination. If you incur a CIC Termination, you shall receive the Severance Benefits set forth in this Section 3.

(a)Enhanced Involuntary Termination Benefits. You shall receive each of the benefits described in Section 2(a) and (b) above, except that:

(1)the Base Salary Payment Period and the COBRA Payment Period shall be 24, rather than 12, months;

(2)you will receive an amount equal to the greater of (1) your annual target bonus for the year in which the date of your termination occurs, if established by the Company at the time of such termination, and (2) the average of the actual annualized bonus payment percentages (as described below) for the three years prior to the year in which date of termination occurs (the greater of such amounts (1) and (2), as applicable, the “Severance Bonus”), multiplied by 2.0. Your “bonus payment percentage” for purposes of calculation of your Severance Bonus is the actual annual bonus earned by you with respect to each of such three particular years, expressed as a percentage of your annual base salary for such year.  The Severance Bonus shall be payable to you in a lump sum payment within 30 days following the effective date of your Release, but in any event on or before the Short-Term Deferral Deadline; and

(3)the Base Salary payments will be made to you in one lump sum cash payment within 30 days following the effective date of your Release, but in any event on or before the Short-Term Deferral Deadline.

(b)Equity Acceleration. For clarity, if the Change in Control is a Parent CIC, then (i) each Equity Award (other than any Equity Award granted in 2021) that you hold at such time will receive Full Acceleration in connection with such Change in Control as provided under Section 3(a)(1) of the Plan (which is irrespective of your CIC Termination) and (ii) any Equity Award granted in 2021 that is outstanding as of the Change in Control shall be treated in accordance with the applicable provisions of the definitive agreement pursuant to which the Specified Transaction is contemplated, with any replacement award issued pursuant to such agreement continuing to vest in accordance with the terms of such definitive agreement, such that you will only receive Full Acceleration with respect to such award if a CIC Termination occurs under circumstances that give rise to the right to receive the Severance Benefits as set forth in Section 3(a) (as modified by Section 1) above.

Section 4.No Duplication of Benefits.  For the avoidance of doubt, upon your Involuntary Termination, you shall be eligible to receive Severance Benefits under one, but not more than one, of Sections 2 or 3 of this Participation Agreement.   If you incur an Involuntary Termination and are eligible for Severance Benefits under more than one of Sections 2 and 3, you shall receive the Severance Benefits under the Section providing the greatest level of benefits to you (without duplication) and such Severance Benefits shall be reduced by any Severance Benefits previously provided to you under a different Section of this Participation Agreement. For example, if you incur an Involuntary Termination at the time of Closing, you will receive benefits under Section 3 and not under Section 2.

Section 5.Acknowledgements.

As a condition to participation in the Plan, you hereby acknowledge each of the following:

(a)The benefits that may be provided to you under this Participation Agreement are subject to certain reductions and termination under the Plan.

(b)As further provided in Section 2(b) of the Plan, this Plan and the benefits provided hereunder shall supersede any change in control or severance benefits in any individually negotiated employment contract, offer letter or other written or oral agreement between the Company and you, specifically including any notice or pay-in-lieu of notice or other termination provisions that the Company and you have previously agreed to or that has otherwise been communicated by the Company.

(c)The payment to you of amounts under Section 3 of this Participation Agreement are subject to either that payment being consistent with any remuneration policy approved by the shareholders of the Parent for the purposes of the UK Companies Act 2006 and in force at the date of the payment, or the Parent having ceased to be subject to the requirements of that Act regarding the remuneration of directors (which shall include upon any delisting from the NASDAQ following a Change in Control).

(d)Your eligibility for and receipt of any Severance Benefits to which you may become entitled under this Participation Agreement is expressly contingent upon your compliance with the terms and conditions of the Release and the provisions of the Confidential Information and Invention

Assignment between you and the Company dated February 25, 2021 may be amended from time to time (the “Confidentiality Agreement”).  Severance benefits under this Participation Agreement shall immediately cease in the event of your violation of the provisions of the Release or the Confidentiality Agreement.

To accept the terms of this Agreement and participate in the Plan, please sign and date this Agreement in the space provided below and return it to Scott Giacobello no later than February 26, 2021.

Greenwich Biosciences, Inc.

By: /s/ Scott Giacobello

Title: Treasurer/Chief Financial Officer

Participant

/s/ Justin Gover

Justin Gover

Date: 25 February 2021

Exhibit A

Change in Control and Severance Benefit Plan